Underground Drilling at McCreedy West Mine Continues to Enhance Inter Main Deposit

TORONTO, ONTARIO— May 29, 2003, FNX Mining Company Inc. (FNX-TSX) and Dynatec Corporation (DY-TSX) report that results from the on-going, underground drill program on the McCreedy West Inter Main Deposit indicate that the deposit contains more tons and has a higher nickel grade than previously reported in the audited resource estimate announced February 24, 2003. Upon the completion of the on-going Inter Main drill program later this year an updated resource estimate will be prepared and published.

In addition, a drill intersection of massive sulphide mineralization on the northwest margin of the Inter Main Deposit indicates that the Inter Main may extend in that direction and connect with the East Main Deposit. The 1,000 feet between the two deposits has significant exploration potential to host additional nickel mineralization.

Mining at the McCreedy West Mine has commenced on the Upper Main Deposit (Ni) and the 700 Deposit (Cu-Pt-Pd-Au). In addition, production drifts are being established to provide mining access to the Inter Main Deposit (Ni). The Sudbury Joint Venture expects to access and start producing development ore from the Inter Main this fall and to have the Inter Main in full production early in the first quarter of 2004.

HIGHLIGHTS

Borehole	Feet			% %
	From	To	Length	Cu	Ni
FNX0087	468.5	505.0	36.5	0.2	2.2
FNX0098	551.8	568.8	17.0	0.3	2.0
FNX0104	546.0	568.0	22.0	0.3	2.6
FNX0113	528.2	529.9	1.7	0.9	4.3
FNX0122	501.2	516.5	15.3	0.2	3.0
FNX0123	461.2	495.0	33.8	0.2	3.2
FNX0124	477.7	506.3	28.6	0.2	3.5
FNX0125	467.0	502.0	35.0	0.2	3.0
FNX0126	456.8	497.4	40.6	0.3	2.8
incl	465.4	487.3	21.9	0.2	3.8
FNX0127	453.3	460.0	6.7	0.2	3.6
FNX0128	467.1	535.0	67.9	0.3	1.8
incl	467.1	495.0	27.9	0.3	2.7
FNX0148	379.0	425.0	46.0	0.3	2.9
incl	399.5	420.5	21.0	0.3	3.9
FNX0150	487.0	500.0	13.0	0.1	1.8
FNX0155	467.2	480.5	13.3	0.4	1.7
FNX0156	484.4	548.3	65.9	0.1	1.7

Assays are reported below for 36 underground drill holes (21,278 ft) for the Inter Main Deposit (see Table 1 for details and notes).  Five underground drill rigs, located on the 950 and 1600 Levels, are continuing to drill the Inter Main, East Main, 950 and PM Deposits.

Inter Main Deposit

The Inter Main Deposit contains a published indicated resource of 866,000 tons grading 2.02% Ni and 0.24% Cu and a further 172,000 tons grading 2.20% Ni and 0.41% Cu in the inferred category. The Inter Main mineralization is controlled by a series of south-easterly plunging valleys or embayments. The axis or trough of each individual embayment contains the thickest and highest grade mineralization, while the areas between the sub-parallel embayments usually contain thinner, medium-grade nickel mineralization

On-going drilling designed to define the deposit and allow detailed mine planning has intersected significant widths of high-grade nickel mineralization which will increase the tonnage and nickel grade of the Inter Main Deposit.

In addition, a recent drill hole on the northwest margin of the Inter Main intersected 20 ft of massive sulphide mineralization which is expected to return high-grade nickel values (assays not available). This intersection indicates that the Inter Main Deposit is open to the northwest and that it may connect with the East Main Deposit.

The most current interpretation of the drill results from the Inter Main, East Main and Boundary Deposits indicates that these three nickel-rich, contact-type deposits may be part of a large, semi-continuous mineralized envelope that has potential to contain additional high-grade embayments similar to those in the Inter Main Deposit (see Figure 1). Detailed drilling will be required to test this extensive area.

Sudbury Joint Venture - General

The Sudbury Joint Venture is owned 75% by FNX (exploration operator) and 25% by Dynatec (mining operator). The Sudbury Joint Venture properties (McCreedy West, Levack, Victoria, Norman and Kirkwood) are all former copper, nickel, platinum, palladium, gold producers. The properties are located in the Sudbury District of northeastern Ontario and are covered by previously announced agreements between FNX and Inco Limited (see January 11, 2002 FNX press release) and FNX and Dynatec Corporation (see February 3, 2002 FNX and DY press release). For a detailed description of the properties and previous work, please go to the FNX website “www.fnxmining.com” and refer to FNX’s Annual Information Form dated May 9, 2003.

Anthony P. Makuch, M. Eng., P. Eng., M.B.A., and Dynatec’s Vice President, Sudbury Joint Venture Mining Operations, oversees mining activities on behalf of the Sudbury Joint Venture. James M. Patterson, Ph.D., P.Geo., and Vice President Exploration of FNX, is the designated Qualified Person and responsible for the verification and quality assurance of the Sudbury Joint Venture’s exploration data and analytical results. Please see the May 15, 2002 FNX news release for a description of sample preparation and assay procedures for the Sudbury Joint Venture.

This press release contains certain forward-looking statements. While these forward-looking statements represent our best current judgment, they are subject to a variety of risks and uncertainties, including the risk factors listed in FNX Mining’s Annual Information Forms filed with the TSX, that are beyond the company’s ability to control or predict and which could cause actual events or results to differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements.

For further information, please contact:

Terry MacGibbon, President and CEO

Tel: 416-628-5929, Fax 416-360-0550, Email: tmacgibbon@fnxmining.com

David Constable, Vice President, Investor Relations and Corporate Affairs

Telephone: 416-628-5938, Fax: 416-360-0550, Email: dconstable@fnxmining.com,

FNX Website - www.fnxmining.com

TABLE 1 – INTER MAIN DEPOSIT

Borehole	East	South	Az°	Dip°	Feet			%
					From	To	Length	Cu	Ni
FNX0085	4675.0	890.0	180.0	23.5	576.0	611.5	35.5	0.2	1.3
FNX0086	4125.0	1012.0	180.0	72.1	545.0	547.4	2.4	0.1	1.8
FNX0087	4125.0	1012.0	180.0	58.3	468.5	505.0	36.5	0.2	2.2
FNX0088	4125.0	1012.0	178.2	40.0	510.0	515.0	5.0	1.0	1.3
FNX0089	4125.0	1012.0	179.2	24.0				nsv
FNX0090	4600.0	908.0	180.0	25.5				nsv
FNX0091	3650.0	1125.7	177.4	49.2	380.0	395.0	15.0	0.3	1.5
FNX0098	4550.0	918.4	175.2	72.9	551.8	568.8	17.0	0.3	2.0
FNX0099	4550.0	918.4	179.9	60.7				nsv	nsv
FNX0100	4550.0	918.4	179.3	47.8	512.2	514.6	2.4	0.5	2.5
FNX0101	4550.0	918.4	177.0	36.9				nsv
FNX0102	4075.0	1019.5	176.4	44.2				nsv
FNX0103	4075.0	1019.5	174.4	23.3				nsv
FNX0104	4075.0	1019.5	176.8	13.2	546.0	568.0	22.0	0.3	2.6
FNX0111	4500.0	918.1	175.3	23.2				nsv
FNX0112	4500.0	918.1	184.6	34.3	489.7	512.6	22.9	0.1	1.1
FNX0113	4500.0	918.1	187.7	53.1	528.2	529.9	1.7	0.9	4.3
FNX0122	4050.0	1024.0	185.1	38.3	501.2	516.5	15.3	0.2	3.0
FNX0123	4050.0	1024.0	182.6	54.8	461.2	495.0	33.8	0.2	3.2
FNX0124	4050.0	1024.0	183.3	66.8	477.7	506.3	28.6	0.2	3.5
FNX0125	3975.0	1040.0	184.6	64.3	467.0	502.0	35.0	0.2	3.0
FNX0126	3975.0	1040.0	180.3	52.1	456.8	497.4	40.6	0.3	2.8
			including		465.4	487.3	21.9	0.2	3.8
FNX0127	3975.0	1040.0	183.4	31.7	453.3	460.0	6.7	0.2	3.6
FNX0128	3975.0	1040.0	183.2	20.5	467.1	535.0	67.9	0.3	1.8
			including		467.1	495.0	27.9	0.3	2.7
			including		514.0	535.0	21.0	0.4	1.5
FNX0129	3550.0	1142.9	172.1	79.2				nsv
FNX0136	4450.0	931.4	161.5	30.8	529.2	532.2	3.0	0.1	1.1
FNX0137	4450.0	931.4	122.3	60.9	521.8	523.5	1.7	0.1	1.9
FNX0138	4450.0	931.4	121.9	73.5	567.6	572.7	5.1	0.3	1.7
FNX0145	3800.0	1068.8	187.2	79.5	479.7	481.0	1.3	0.3	3.0
FNX0146	3800.0	1101.3	182.8	70.2				nsv
FNX0147	3800.0	1101.3	186.1	58.4				nsv
FNX0148	3800.0	1101.3	187.6	45.3	379.0	425.0	46.0	0.3	2.9
			including		399.5	420.5	21.0	0.3	3.9
FNX0149	3800.0	1101.3	183.3	28.8	444.0	447.5	3.5	0.2	1.3
FNX0150	3800.0	1101.3	188.4	17.5	487.0	500.0	13.0	0.1	1.8
FNX0155	3300.0	1201.5	176.5	78.7	467.2	480.5	13.3	0.4	1.7
FNX0156	4425.0	937.0	170.5	38.8	484.4	548.3	65.9	0.1	1.7

Notes for Table :

•

The lengths reported are intersection lengths; true widths are interpreted to be approximately 90% to 100% of the intersection lengths reported

•

Cu = copper; Ni = nickel

•

nsv = no significant values

Sudbury Joint Venture
McCreedy West Property

Figure 1

McCreedy West Mine Inclined Section
(-40° towards 180 °)

300 L
Ramp
Upper
Main
East Main
EXPLORATION TARGET
Inter Main
950 Drift
1600 Drift
Boundary
1900 L
3000 E
4000 E

Contact Ni-Cu Deposits

0 600
Feet

FNX Mining Company Inc.
May, 2003

Figure 2

Inter Main/Boundary Deposit Inclined Section
(-41° towards 180 °)

1000 L
Inter Main
86
138
98
145
129
124
137
99
146
125
87
113
100
155
147
126
123
156
101
91
102
88
112
148
122
136
85
127
149
103
89
90
128
111
150
104
1500 L
Boundary
3068
3067
3500 E
4000 E
4500 E
5000 E

Mineralized Zone

Holes Being Reported
(99 = FNX0099)

FNX Borehole
Previously Reported

Historical Borehole

0 250
Feet

FNX Mining Company Inc.
May, 2003